Exhibit 99.1

FOR IMMEDIATE RELEASE	News Release

Mentor Graphics Corporation Announces Intention to Offer

Convertible Subordinated Debentures

WILSONVILLE, OR – February 27, 2006 – Mentor Graphics Corporation (Nasdaq: MENT) today announced its intention to commence a private placement, subject to market conditions, of $175 million in aggregate principal amount of the company’s Convertible Subordinated Debentures due 2026 to be issued in reliance on Rule 144A under the Securities Act of 1933, as amended. The interest rate, conversion rate and offering price are to be determined by negotiations between the company and the initial purchasers of the debentures.

The company expects to grant the initial purchasers a 30-day option to purchase up to an additional $25 million aggregate principal amount of convertible subordinated debentures to cover overallotments, if any. The company intends to use the net proceeds from the private placement to retire , through repurchases or redemption, the outstanding principal and interest on the company’s 6 7/8% Convertible Subordinated Notes due 2007. If the overallotment option is exercised, the company will use the net proceeds to repurchase a portion of its outstanding Floating Rate Convertible Subordinated Debentures due 2023, subject to market conditions, and for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The debentures and any common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Mentor Graphics

Mentor Graphics Corporation (NASDAQ:MENT - News) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world’s most successful electronics and semiconductor companies. Established in 1981, the company reported revenues over the last 12 months of about $700 million and employs approximately 4,000 people worldwide. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777; Silicon Valley headquarters are located at 1001 Ridder Park Drive, San Jose, California 95131-2314. World Wide Web site: http://www.mentor.com/.

Mentor Graphics is a registered trademark of Mentor Graphics Corporation. All other company or product names are the registered trademarks or trademarks of their respective owners.

Contact:

Mentor Graphics

Ryerson Schwark, 503-685-1660

ry_schwark@mentor.com